Exhibit 99.1
comScore Reports Third Quarter 2010 Results
Revenue grows 43% year-over-year and reaches quarterly record of $45.7 million
Non-GAAP EPS reaches record $0.26 per share
Non-GAAP EBITDA reaches record $10.4 million
RESTON, VA — November 2, 2010 — comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced financial results for the third quarter of 2010. The company’s results reflect the acquisitions of the products division of Nexius, Inc. on July 1, 2010 and Nedstat on September 1, 2010.
In the third quarter of 2010, comScore achieved record quarterly revenue of $45.7 million, which was an increase of 43% over the third quarter of 2009. Revenue was negatively impacted by $1.8 million due to the purchase accounting on acquired deferred revenue and would have been $47.5 million. GAAP operating results were impacted by a number of acquisition related items, including deal related expenses, amortization of intangible assets and the purchase accounting impact on acquired deferred revenue. GAAP loss before income taxes was ($3.3) million in the third quarter of 2010 and GAAP net loss was ($2.1) million, or ($0.07) per basic and diluted share. Non-GAAP net income in the third quarter of 2010 was $8.2 million, or $0.26 per diluted share, a 44% increase over the third quarter of 2009. Adjusted EBITDA was $10.4 million in the third quarter of 2010, compared to adjusted EBITDA of $7.4 million in the third quarter of 2009.
Dr. Magid Abraham, comScore’s president and chief executive officer said, “We are pleased with the strong revenue growth and record profitability reflected in non-GAAP EPS and adjusted EBITDA. We continue to increase the size of our customer base, as we added 58 net new customers in the third quarter, plus an additional 203 new customers from our recent Nexius and Nedstat acquisitions. We are particularly happy with the significant acceleration in the base comScore business, which we are augmenting by adding compelling new product and service offerings that are both organically developed and from acquisitions.
“During the third quarter, we made substantial progress in our international expansion. We have established a local presence in Spain and Australia for selling audience measurement services and added country-specific measurement capabilities in Poland and Peru. We also began the rollout of our Video Metrix product in six new countries including China, Japan, Malaysia and Singapore, and we introduced our MobiLens Mobile measurement product in Japan. Through our Nexius acquisition, we now have major wireless carrier relationships in Egypt, Algeria, Pakistan, and Bangladesh. Through our Nedstat acquisition, and in partnership with GfK Group, we are now providing Internet usage data to STIR, an organization representing the online Media industry in the Netherlands. In addition, we are providing industry-wide measurement of online video in Sweden to MMS, an industry organization representing Swedish broadcasters. We have also finalized the streamlined process for a conversion of interested Nedstat clients to UDM measurement.

“Our integration efforts are focused on implementing our roadmap of Digital Business Analytics which more than triples our addressable market. This means growing beyond audience analytics to incorporate advertising analytics, mobile analytics as well as comprehensive user analytics integrating traditional audience and site analytics products and services. Many of these offerings are delivered using a software-as-a-service model which, combined with our over 90% subscription renewal rate, improves our already strong revenue visibility.”
Third Quarter 2010 Financial and Business Summary
(Dollars in millions, except per share data)

	3Q10	3Q09	Change
Revenue	$45.7	$31.9	43.3%
GAAP Income Before Income Taxes	$(3.3)	$2.8	-217.9%
GAAP Net Income	$(2.1)	$0.9	-333.3%
GAAP EPS	$(0.07)	$0.03	-333.3%
Adjusted EBITDA*	$10.4	$7.4	40.5%
Adjusted EBITDA Margin*	22.8%	23.2%	-1.7%
Non-GAAP Net Income*	$8.2	$5.7	43.9%
Non-GAAP EPS*	$0.26	$0.18	44.4%
Operating Cash Flow	$4.2	$6.7	-37.3%
Free Cash Flow*	$5.9	$6.2	-4.8%
Deferred Revenue	$59.2	$41.4	43.0%
Subscription Revenue	$38.4	$27.2	41.2%
Project Revenue	$7.3	$4.7	55.3%
Existing Customer Revenue	$40.1	$28.6	40.2%
New Customer Revenue	$5.6	$3.3	69.7%
International Revenue	$8.9	$4.9	81.6%
Customer Count	1,682	1,216	38.3%

*	A complete reconciliation of GAAP to non-GAAP historical results is set forth in the attachment to this press release.

Financial Outlook
Dr. Abraham concluded, “With our business momentum driving strong top-line results, new products and service offerings, and a broader geographic footprint, we are even more enthusiastic about our growth prospects for 2010. We are increasing our revenue expectations for the full year, which are further augmented by the impact of our Nedstat acquisition in September. As a result, we now anticipate 2010 GAAP revenues of $174 to $175 million, representing full year growth of approximately 36% to 37% over 2009, and approximately 50% growth in the fourth quarter. As we execute our growth strategy and integrate our acquisitions, we expect to be able to take advantage of business synergies that should yield higher margin levels in the longer-term. We are excited about the opportunities ahead of us and believe we have the components in place that should enable us to deliver continued strong revenue growth with healthy profitability.”
comScore’s expectations for the fourth quarter of 2010 are outlined in the table below:

GAAP Revenue	$50.2 million to $51.0 million

GAAP loss before income taxes	($0.8) million to ($1.1) million

Adjusted EBITDA*	$11.0 million to $11.6 million

Estimated fully-diluted shares	32.0 million

*	Reconciliations of GAAP to non-GAAP measures are set forth in the attachment to this press release.
Due to the high variability and difficulty in predicting certain items that affect GAAP net income, such as tax rates and stock price, comScore is unable to provide a complete reconciliation of Adjusted EBITDA to net income on a forward-looking basis without unreasonable efforts. However, a reconciliation of forward-looking Adjusted EBITDA to GAAP loss before income taxes is set forth in the attachment to this press release.
Conference Call Information:
Management will provide commentary on the company’s results in a conference call on Tuesday, November 2, 2010 at 5:00 pm ET.

The conference call and replay can be accessed by telephone and webcast as follows:
Call-in Number: 888-679-8034, Pass code 10348664
(International) 617-213-4847, Pass code 10348664
Replay Number: 888-286-8010, Pass code 63400068
(International) 617-801-6888, Pass code 63400068
Webcast (live and replay): http://ir.comscore.com/events.cfm
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital marketing intelligence. For more information, please visit http://www.comscore.com/companyinfo.
Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information because it is useful to understand comScore’s performance, as it excludes non-cash and other charges that many investors believe may obscure comScore’s on-going operating results.
For example, comScore uses non-GAAP revenue and non-GAAP net income, which excludes stock-based compensation, amortization of acquired intangible assets, impairment of marketable securities, costs from acquisitions and restructurings, the non-cash deferred tax provision, and the purchase accounting impact on acquired deferred revenue. Nexius and Nedstat recorded deferred revenue related to past transactions for which revenue would have been recognized in future periods as revenue recognition criteria were satisfied. Purchase accounting for the acquisition requires comScore to record acquired deferred revenue to its current fair value. As a result, in post-acquisition reporting periods, the Company does not recognize the full amount of this revenue that otherwise would have been recognized by Nexius and Nedstat as independent companies. comScore has and will adjust for the effect of the deferred revenue adjustment in non-GAAP revenue and non-GAAP net income to reflect the full amount of this impact and help investors evaluate the intrinsic profitability of the business under steady state revenue accounting. comScore also reports non-GAAP EPS (diluted), which uses non-GAAP net income in lieu of GAAP net income in calculating earnings per share.
In addition, comScore believes that adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. Adjusted EBITDA comprises non-GAAP net income further adjusted to exclude the cash tax provision, depreciation, interest income (expenses), net and one-time costs, such as acquisition costs. A reconciliation of comScore’s GAAP results to these non-GAAP measures is included in the financial tables accompanying this release.

The company believes that adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from our core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
The company believes that excluding certain costs from non-GAAP net income and EPS and from adjusted EBITDA provides a meaningful indication to investors of the expected on-going operating performance of the company. Specifically as it relates to acquisitions and restructurings, the exclusion of these costs reflects the expected benefits realized or to be realized upon the integration of acquired entities into comScore, and the realized benefits of the restructurings.
comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending and acquisition-related costs as a key indicator of the company’s operating cash flow performance net of these expenditures.
Whenever comScore uses such historical non-GAAP financial measures, it provides a reconciliation of historical non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these historical non-GAAP financial measures to their most directly comparable GAAP financial measure included in the financial tables accompanying this release. Although the company provides a reconciliation of historical non-GAAP financial measures, due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates and stock price, comScore is unable to provide a complete reconciliation of adjusted EBITDA to net income on a forward-looking basis without unreasonable efforts. However, a reconciliation of forward-looking adjusted EBITDA to GAAP income before income taxes is set forth in the attachment to this press release.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. The use of certain non-GAAP financial measures requires management to make estimates and assumptions regarding amounts of assets and liabilities and the amounts of revenue and expense during the reporting periods. Significant estimates and assumptions are inherent in the analysis and the measurement of certain elements of non-GAAP financial measures such as the impact of purchase accounting on acquired deferred revenue and the amortization of deferred contract costs associated with acquired deferred revenue. comScore bases its estimates on historical experience and assumptions that it believes are reasonable. Actual results could differ from those estimates.
Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations regarding the continued growth of its customer base, both organically and through acquisitions; expectations regarding the impact and financial benefits of certain products, including the roll-out of new products in new geographic markets; projections of the potential addressable market for Digital Business Analytics, expectations regarding the acquisitions of Nexius and Nedstat and the resulting impacts, opportunities and benefits to comScore; expectations and forecasts of future financial performance, including related growth rates and components thereof; and assumptions related to the market and economic environment and assumptions related to growth for the fourth quarter and the full year 2010. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: comScore’s ability to retain existing large customers, including those gained through acquisitions, and obtain new large customers; risks related to the domestic and global economies and the effects they may have on comScore, its industry or its customers; comScore’s ability to manage its growth, including through acquisitions; the impact of a change in methodology stemming from acquisitions or the development of new products; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to sell new or additional products and attract new customers; comScore’s ability to sell additional products and services to existing customers; limitations over comScore’s control of certain variables in financial forecasts such as its stock price and the resulting effect on its tax rates; and the volatility of quarterly results and expectations.
For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the period ended December 31, 2009 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Contact:

Kenneth Tarpey
Chief Financial Officer
comScore, Inc.
(703) 438-2305
ktarpey@comscore.com

comScore, Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues	$45,703	$31,916	$123,802	$93,915

Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below)(1)	13,743	9,455	36,480	29,186
Selling and marketing (1)	16,319	10,241	41,929	31,057
Research and development (1)	7,254	4,677	18,389	13,210
General and administrative (1)	10,204	4,353	24,577	12,874
Amortization of intangible assets resulting from acquisitions	1,380	385	2,545	1,032

Total expenses from operations	48,900	29,111	123,920	87,359

(Loss) income from operations	(3,197)	2,805	(118)	6,556
Interest and other income (expense), net	(37)	39	116	348
(Loss) from foreign currency	(83)	(71)	(207)	(53)

(Loss) income before income taxes	(3,317)	2,773	(209)	6,851
Income tax benefit (provision)	1,182	(1,828)	(874)	(4,445)

Net(loss) income	$(2,135)	$945	$(1,083)	$2,406

Net(loss) income available to common stockholders per common share:
Basic	$(0.07)	$0.03	$(0.04)	$0.08
Diluted	$(0.07)	$0.03	$(0.04)	$0.08

Weighted -average number of shares used in per share calculation - common stock
Basic	31,223,077	30,204,147	30,942,078	29,914,460
Diluted	31,223,077	31,157,222	30,942,078	30,879,072

(1) Amortization of stock-based compensation is included in the line items above as follows:
Cost of revenues	$569	$277	$1,045	$925
Selling and marketing	2,079	1,234	4,335	3,573
Research and development	699	285	1,278	829
General and administrative	2,407	755	5,257	2,056

comScore, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$36,233	$58,284
Short-term investments	12	29,833
Accounts receivable, net of allowances of $722 and $510, respectively	37,180	34,922
Prepaid expenses and other current assets	3,130	2,324
Deferred taxassets	10,313	11,044

Total current assets	86,868	136,407
Long-term investments	2,621	2,809
Property and equipment, net	23,175	17,302
Other non-current assets	1,207	193
Long-term deferred taxassets	9,159	9,938
Intangible assets, net	52,744	8,745
Goodwill	81,939	42,014

Total assets	$257,713	$217,408

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$4,541	$2,009
Accrued expenses	14,087	8,370
Deferred revenues	59,200	48,140
Deferred rent	1,205	1,231
Capital lease obligations	2,505	360

Total current liabilities	81,539	60,110
Deferred rent, long-term	7,997	8,210
Capital lease obligations, long-term	4,760	674
Other long-term liabilities	661	475

Total liabilities	94,956	69,469

Stockholders’ equity:
Common stock	31	30
Additional paid-in capital	212,665	199,270
Accumulated other comprehensive income	2,827	324
Accumulated deficit	(52,766)	(51,685)

Total stockholders’ equity	162,757	147,939

Total liabilities and stockholders’ equity	$257,713	$217,408

*	Information derived from the audited Consolidated Financial Statements

comScore, Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Nine Months Ended
	Sept 30,
	2010	2009
	(unaudited)
Operating Activities:
Net (loss) income	$(1,083)	$2,406
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	5,775	4,924
Amortization of intangible assets resulting from acquisitions	2,545	1,032
Provisions for bad debts	31	271
Stock-based compensation	11,915	7,377
Amortization of deferred rent	(650)	(432)
Amortization of bond premium	188	422
Deferred taxbenefit (provision)	19	4,188
Loss on asset disposal	13	108

Changes in operating assets and liabilities:
Accounts receivable	3,154	3,177
Prepaid expenses and other current assets	(360)	(34)
Accounts payable, accrued expenses, and other liabilities	1,224	(3,482)
Deferred revenues	1,694	(1,868)
Deferred rent	407	331

Net cash provided by operating activities	24,872	18,420

Investing activities:
Acquisitions, net of cash acquired	(68,880)	—
Purchase of investments	—	(41,925)
Sales and maturities of investments	29,964	40,197
Purchase of property and equipment	(3,354)	(4,826)

Net cash provided used in investing activities	(42,270)	(6,554)

Financing activities:
Proceeds from the exercise of common stock options	897	412
Repurchase of common stock	(4,725)	(1,470)
Principal payments on capital lease obligations	(944)	(725)

Net cash used in financing activities	(4,772)	(1,783)

Effect of exchange rate changes on cash	119	596

Net increase (decrease) in cash and cash equivalents	(22,051)	10,679
Cash and cash equivalents at beginning of period	58,284	34,297

Cash and cash equivalents at end of period	$36,233	$44,976

Reconciliation of GAAP revenue to non-GAAP Revenue (dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenue	$45,703	$31,916	$123,802	$93,915
Purchase accounting impact on acquired deferred revenue	1,788	—	1,788	—

Non-GAAP Revenue	$47,491	$31,916	$125,590	$93,915

Reconciliation from Income before income taxes to Non-GAAP Net Income and Adjusted EBITDA
(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
(Loss) income before income taxes	$(3,317)	$2,773	$(209)	$6,851
Deferred taxbenefit (provision)	1,053	(1,728)	(19)	(4,188)
Current cash taxbenefit (provision)	129	(100)	(855)	(257)

Net(loss) income	(2,135)	945	(1,083)	2,406

Purchase accounting impact on acquired deferred revenue	1,788	—	1,788	—
Amortization of acquired intangibles	1,380	385	2,545	1,032
Stock-based compensation(1)	5,754	2,551	11,915	7,383
Costs related to acquisitions and restructuring	2,467	112	4,442	112
Deferred taxbenefit (provision)	(1,053)	1,728	19	4,188

Non-GAAP net income	8,201	5,721	19,626	15,121

Current cash taxbenefit (provision)	(129)	100	855	257
Depreciation	2,289	1,727	5,775	4,924
Interest Exp (income), net	36	(131)	(74)	(438)

Adjusted EBITDA	10,397	7,417	26,182	19,864
Adjusted EBITDA margin (%)	23%	23%	21%	21%

EPS (diluted)	$(0.07)	$0.03	$(0.04)	$0.08
Non-GAAP EPS (diluted)	$0.26	$0.18	$0.62	$0.49

Weighted -average number of shares used in per share calculation -common stock
Diluted	31,980,091	31,157,222	31,732,948	30,879,072

(1)	The three months and nine months ended September 2010 includes $1.4 million and $0.6 million and $2.3 million and $0.6 million, respectively, related to market-based performance equity grants and shares issued with immediate vesting in conjunction with our acquisitions.

Reconciliation from GAAP Operating Cash Flow to Free Cash Flow (dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net cash provided by operating activities	$4,181	$6,732	$24,872	$18,420
Purchase of property and equipment	$(730)	$(684)	$(3,354)	$(4,826)

Free cash flow	$3,451	$6,048	$21,518	$13,594

Costs related to acquisitions and restructuring	$2,467	$112	$4,442	$112

Free cash flow, net of costs related to acquisitions and restructuring	$5,918	$6,160	$25,960	$13,706

Reconciliation from Income before income taxes to Adjusted EBITDA (Guidance) (dollars in thousands)
Forecasted amounts for the three months ended December 31, 2010 are based on the mid-points of the range of guidance provided herein
The three months ended December 31, 2009 reflect reported results

	Three Months Ended
	December 31,
	2010	2009
	(unaudited)
Revenue	$50,600	$33,826
Purchase accounting impact on acquired deferred revenue	2,100

Revenues	52,700	33,826

(Loss) income before income taxes	$(950)	$3,057
Purchase accounting impact on acquired deferred revenue	2,100	—
Amortization of acquired intangibles	1,900	425
Stock-based compensation (1)	5,000	2,473
Gain on sale of marketable securities	—	(89)
Costs related to acquisitions and restructuring	550	1,202
Depreciation	2,700	1,620
Interest (income) expense, net	—	(51)

Adjusted EBITDA	$11,300	$8,637

Adjusted EBITDA margin (%)	22%	26%

(1)	The three months ended December 31, 2010 includes an estimated $1.4 million from market-based performance equity grants.